Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Tom Hart or Bill Cornely
614-356-5000

Dominion Homes Names Cornely CFO,

Initiates Strategic Overview of Sales and Management Policies and Procedures

DUBLIN, Ohio - January 17, 2006 - Dominion Homes, Inc. (NASDAQ: DHOM) today named William G. Cornely, a former partner with PricewaterhouseCoopers, chief financial officer and senior vice president of finance. As CFO, Cornely will be responsible for all financial reporting, oversight and management of the accounting, finance and information technology staffs, Dominion Homes Financial Services operation, and investor and banker relationships. In addition, one of his first duties will be to oversee a top-to-bottom review and examination of Dominion’s sales practices and the mortgage operation.

“Cornely’s initial assignment is to review and revamp policies and procedures, and institute a permanent ethics training and compliance process to ensure that our company follows all laws, rules and regulations, and acts with integrity in every transaction” said Douglas G. Borror, Dominion’s chief executive officer.

“We want our customers to have long-term relationships with our sales people, to be customers for life. A ‘customer for life’ relationship means the customer will always come back to us when they’re ready for their next home – and have absolute confidence in referring their friends and family to Dominion Homes,” Borror said.

Cornely’s review of policies and procedures will lead to the introduction of other changes that will improve communication with prospective homebuyers and their understanding of each element in the home buying transaction.

Cornely joins Dominion Homes with more than 25 years of real estate financial reporting. Prior to joining Dominion Homes, Cornely worked for PricewaterhouseCoopers for 20 years. It was during that time, in 1994, that Dominion Homes had its initial public offering and Cornely was the lead partner on the account. In 1997 he joined Glimcher Realty Trust, where he served as CFO from 1997 - 2002 and chief operating officer from 1998 - 2005.

A certified public accountant, Cornely graduated with a BS in Business Administration with a major in Finance from The Ohio State University in 1973. He is a member of the American Institute of CPAs.

“Exciting things are happening at Dominion, for customers, for employees, and for the future,” Cornely said. “My experience with both the company and the industry over the last twenty years will permit me to play a crucial role as the company moves into the future.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with premium products, quality and customer service. Additional information about the Company and its homes is available on its website (www.dominionhomes.com).

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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